EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Form 1-A POS of our report dated April 26, 2023, relating to the financial statements of Gratus Capital Properties Fund III, LLC as of  December 31, 2022 and 2021 and to all references to our firm included in this Form 1-A POS.

Certified Public Accountants

Lakewood, CO

February 16, 2024